As filed with the Securities and Exchange Commission on September 4, 2025

Registration No. 333–279898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAG SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada

(Province or other jurisdiction of incorporation or organization)

1040

(Primary Standard Industrial Classification Code Number, if applicable)

Not applicable

(I.R.S. Employer Identification No., if applicable)

815 Hastings Street West, Suite 801

Vancouver, British Columbia V6C 1B4

Tel: (604) 630-1399

(Address and telephone number of the Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West Suite 3100 Toronto, ON, Canada M5K 1J3 Tel: 416-504-0522 Fax: 416-504-0530	Bob J. Wooder Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3500 Vancouver, BC, Canada V6E 4E5 Tel: 604-631-3330 Fax: 604-631-3309

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF SECURITIES

On May 31, 2024, MAG Silver Corp., a corporation governed by the laws of the Province of British Columbia (“MAG”, or, the “Registrant”), filed a registration statement on Form F-10 (File No. 333-279898) (the “Registration Statement”), registering the sale by the Registrant of common shares, preferred shares, debt securities, subscription receipts, units and warrants of the Registrant (collectively, the “Securities”), and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia), effective September 4, 2025, Pan American Silver Corp., a corporation existing pursuant to the laws of the Province of British Columbia (“Pan American”), acquired all of the issued and outstanding common shares of the Registrant pursuant to a business combination agreement dated May 11, 2025, by and among Pan American and the Registrant.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister all of the securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on September 4, 2025.

MAG SILVER CORP.

By:	/s/ George Paspalas
Name:	George Paspalas
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

* George Paspalas	Director, President and Chief Executive Officer (Principal Executive Officer)	September 4, 2025

*	Chief Financial Officer	September 4, 2025
Fausto Di Trapani	(Principal Financial & Accounting Officer)

*	Director	September 4, 2025
Tim Baker

*	Director	September 4, 2025
Jill Leversage

*	Director	September 4, 2025
Selma Lussenburg

*	Director	September 4, 2025
Susan Mathieu

*	Director	September 4, 2025
Dale Peniuk

*	Director	September 4, 2025
Tom Peregoodoff

	Director	September 4, 2025
John Armstrong

By:	/s/ George Paspalas	Attorney-in-Fact	September 4, 2025
Name: George Paspalas Title: President and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the Registration Statement, solely in its capacity as the duly authorized representative of MAG Silver Corp. in the United States on this 4th day of September, 2025.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates